Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nutriband Inc.

Orlando, FL

As independent registered public accountants, we hereby consent to the use of our report dated April 2, 2021, with respect to the consolidated financial statements of Nutriband Inc. and subsidiaries as of and for the years ended January 31, 2021 and 2020 in this Registration Statement on Form S-8 relating to the registration of up to 350,000 shares of commons stock. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

November 5, 2021